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NEWS RELEASE
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                                                             FOR: Pentacon, Inc.
                                                            CONTACT: Jim Jackson
                                                                  Vice President
                                                                    & Controller
                                                                  (713) 860-1020

FOR IMMEDIATE RELEASE

  PENTACON, INC. ANNOUNCES AGREEMENT TO SELL OPERATIONS AND ASSETS TO ANIXTER INTERNATIONAL, INC.; FILES CHAPTER 11 TO IMPLEMENT TRANSACTION PURSUANT TO A
    PLAN OF REORGANIZATION; HAS SUPPORT OF A MAJORITY OF ITS NOTEHOLDERS AND AGREEMENT IN PRINCIPLE REGARDING DEBTOR IN POSSESSION FINANCING WITH ITS
                                 SENIOR LENDERS

         CHATSWORTH, CA, MAY 23, 2002 - PENTACON, INC. (OTCBB: PTAC), a leading distributor of fasteners and other small parts and provider of related inventory management services, filed for protection under Chapter 11 and announced that it has signed an agreement to sell substantially all of its assets and operations to Anixter International, Inc. The transaction will be part of a plan of reorganization. Anixter will pay $121 million in cash, subject to certain potential purchase price adjustments.

         Pentacon plans to accomplish the sale as part of a plan of reorganization filed in the United States Bankruptcy Court for the Southern District of Texas. The sale to Anixter and the plan have the support of the holders of a majority of Pentacon's $100 million of 12 1/4 percent Senior Subordinated Notes due April 1, 2009 (the "Notes").

         The noteholders agreed to support the sale and plan in lieu of finalizing the transaction previously announced wherein Pentacon had agreed with the holders to effect a recapitalization of Pentacon. Existing employees will be retained, all trade obligations will be assumed and paid in full, which positions the Company to continue to provide uninterrupted service to its customers.

         In addition, the Company has reached an agreement in principle with the lenders under its senior revolving credit facility to provide
Debtor-in-Possession ("DIP") financing during the Chapter 11 case and has filed court papers to seek approval of the DIP financing.

         Rob Ruck, Chief Executive Officer, said: "Last month we announced that Pentacon had commenced a restructuring by signing an agreement with a majority of our noteholders to restructure the Company. Since that time the Company has negotiated an agreement with Anixter International, Inc. that offers even greater overall value to the Company's stakeholders and our customers, partners, suppliers and employees. Anixter was eager to add Pentacon's vast array of

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C-Class components and service offerings to their portfolio. Anixter's excellent reputation and solid financial position will provide a great deal of assurance to all that work for and do business with Pentacon. In addition, the synergy between the products and services of the two companies will substantially broaden the offerings provided to our respective customers. While the transaction must be affirmed through the bankruptcy process, which we determined was the most efficient way to consummate the transaction, I truly expect the combination of Anixter and Pentacon to be a formidable one in the months and years ahead."

         The sale to Anixter and approval of the plan of reorganization are conditioned upon a number of factors, including approval by the Bankruptcy Court. The reorganization is expected to be completed in the third quarter of 2002. There can be no assurance that the reorganization will be successful or completed.

         Headquartered in Chatsworth, California, Pentacon is a leading distributor of fasteners and other small parts and provider of related inventory management services. Pentacon presently has 30 distribution and sales facilities in the U.S., along with sales offices in Europe, Canada, Mexico and Australia. For more information, visit the Company's web site at `www.pentacon.com'.

         Headquartered in Skokie, Illinois, Anixter International, Inc. (NYSE:AXE), is the largest global distributor and logistics services provider of wire, cable and connectors for use in data, voice, electrical and electronic applications.

OTHER INFORMATION

         This document contains forward-looking statements that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Key factors that could cause actual results to differ materially from expectations include, but are not limited to: (1) ability to obtain approval of the sale to Anixter or another buyer in the bankruptcy court; (2) ability to obtain approval of a plan of reorganization in the bankruptcy court; (3) ability to make interest payments on the 12 1/4 percent senior subordinated notes; (4) ability to arrange for new financing and restructure existing indebtedness; (5) estimates of costs or projected or anticipated changes to cost estimates relating to entering new markets or expanding in existing markets; (6) changes in economic and industry conditions; (7) changes in regulatory requirements; (8) changes in interest rates; (9) levels of borrowings under the Company's bank credit facility; (10) accumulation of excess inventories; (11) volume or price adjustments with respect to sales to major customers; (12) instability in aerospace markets and general economic conditions resulting from the events of September 11th; (13) instability in the credit markets resulting from the events of September 11th; (14) deterioration in the credit markets for non-investment grade borrowers; (15) the ability to reduce cost structure as a result of a revised business plan, or to effect the revised plan; (16) effect of a revised business plan on our relationships with our customers; (17) loss of sales due to uncertainty about the Company's financial condition; and (18) loss of credit with vendors due to uncertainty about the Company's financial condition. These and other risks and assumptions are described in the Company's reports that are available from the United States Securities and Exchange Commission.

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